Exhibit 99.1

Unaudited Pro Forma Condensed Consolidated Financial Statements

On February 12, 2020, Equity Commonwealth, a Maryland real estate investment trust (the “Company”), by and through its operating subsidiary, EQC Operating Trust (the “Seller”), entered into a real estate sale agreement (the “Sale Agreement”) with Bellevue 108 Avenue Owner LLC (“Purchaser”), pursuant to which the Company agreed to sell to the Purchaser the building and land at 333 108th Avenue NE in Bellevue, Washington, for a gross sale price of $401.5 million (the "Transaction"). The Transaction closed on March 12, 2020. Proceeds after credits, primarily for contractual lease costs, and transfer taxes were $316.7 million.

The accompanying Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2019 presents Equity Commonwealth's historical amounts, adjusted for the effects of the Transaction, as if 333 108th Avenue NE had been disposed of on December 31, 2019. The accompanying Pro Forma Condensed Consolidated Balance Sheet is unaudited and is not necessarily indicative of what Equity Commonwealth's actual financial position would have been had the Transaction actually occurred on December 31, 2019, nor does it purport to represent Equity Commonwealth's future financial position.

The accompanying Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2019 presents Equity Commonwealth's historical amounts, adjusted for the effects of the Transaction, as if 333 108th Avenue NE had been disposed of on January 1, 2019. The accompanying Pro Forma Condensed Consolidated Statement of Operations is unaudited and is not necessarily indicative of what Equity Commonwealth's actual results of operations would have been had the Transaction actually occurred on January 1, 2019, nor does it purport to represent Equity Commonwealth's future results of operations.

These Unaudited Condensed Pro Forma Consolidated Financial Statements should be read in conjunction with the Company's historical consolidated financial statements and notes thereto as of and for the year ended December 31, 2019, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on February 13, 2020.

Equity Commonwealth
Pro Forma Condensed Consolidated Balance Sheet
December 31, 2019
(Unaudited and in thousands)

	Historical (1)	Transaction (2)		Pro Forma
ASSETS
Real estate properties:
Land	$85,627	$(14,400)		$71,227
Buildings and improvements	576,494	(139,187)		437,307
	662,121	(153,587)		508,534
Accumulated depreciation	(202,700)	36,660		(166,040)
	459,421	(116,927)		342,494
Cash and cash equivalents	2,795,642	316,721	(2a)	3,111,065
		(1,298)	(2b)
Restricted cash	5,003	—		5,003
Rents receivable	19,554	(389)		19,165
Other assets, net	39,757	(8,904)		30,853
Total assets	$3,319,377	$189,203		$3,508,580

LIABILITIES AND EQUITY
Mortgage notes payable, net	$25,691	—		$25,691
Accounts payable, accrued expenses and other	37,153	(5,271)		31,882
Rent collected in advance	3,127	—		3,127
Distributions payable	7,534	—		7,534
Total liabilities	73,505	(5,271)		68,234

Shareholders’ equity:
Series D preferred shares	119,263	—		119,263
Common shares	1,219	—		1,219
Additional paid in capital	4,313,831	(78)	(2c)	4,313,753
Cumulative net income	3,363,654	194,474	(2d)	3,558,128
Cumulative common distributions	(3,851,666)	—		(3,851,666)
Cumulative preferred distributions	(701,724)	—		(701,724)
Total shareholders’ equity	3,244,577	194,396		3,438,973
Noncontrolling interest	1,295	78	(2c)	1,373
Total equity	3,245,872	194,474		3,440,346
Total liabilities and equity	$3,319,377	$189,203		$3,508,580
See accompanying notes.

Equity Commonwealth
Pro Forma Condensed Consolidated Statement of Operations
Year Ended December 31, 2019
(Unaudited and in thousands, except per share amounts)

	Historical (3)	Transaction (4)		Pro Forma
Revenues:
Rental revenue	$116,869	$(21,184)		$95,685
Other revenue	10,981	(3,888)		7,093
Total revenues	127,850	(25,072)		102,778
Expenses:
Operating expenses	46,418	(7,286)		39,132
Depreciation and amortization	28,122	(3,551)		24,571
General and administrative	38,442	—		38,442
Total expenses	112,982	(10,837)		102,145
Interest and other income, net	72,392	—		72,392
Interest expense	(8,908)	—		(8,908)
Loss on early extinguishment of debt	(6,374)	—		(6,374)
Gain on sale of properties, net	422,172	—		422,172
Income before income taxes	494,150	(14,235)		479,915
Income tax expense	(1,284)	—		(1,284)
Net income	492,866	(14,235)		478,631
Net income attributable to noncontrolling interest	(186)	5	(4a)	(181)
Net income attributable to Equity Commonwealth	492,680	(14,230)		478,450
Preferred distributions	(7,988)	—		(7,988)
Net income attributable to Equity Commonwealth common shareholders	$484,692	$(14,230)		$470,462

Weighted average common shares outstanding — basic	122,091			122,091
Weighted average common shares outstanding — diluted	126,260			126,260
Earnings per common share attributable to Equity Commonwealth common shareholders:
Basic	$3.97			$3.85
Diluted	$3.90			$3.79
See accompanying notes.

Equity Commonwealth
Notes to Pro Forma Condensed Consolidated Balance Sheet
December 31, 2019
(Unaudited)

(1) Historical Balances - Reflects the audited consolidated balance sheet of the Company as contained in its historical audited consolidated financial statements included in its Annual Report on Form 10-K as of and for the year ended December 31, 2019 previously filed with the SEC on February 13, 2020.

(2) Transaction - Represents the de-recognition of carrying amounts at December 31, 2019 for the assets and the related accumulated depreciation and working capital assets and liabilities related to 333 108th Avenue NE.

a.Represents the net cash proceeds from the sale after credits, primarily for contractual lease costs, and transfer taxes.

b.Reflects the estimated transaction costs the Company has or will incur in connection with closing the disposition. These costs are not included in the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2019 because they represent non-recurring charges that result directly from the transaction and will be included in the consolidated financial results of the Company within twelve months of the transaction.

c.Reflects the reallocation of total equity and Noncontrolling interest based on the Noncontrolling interest ownership of EQC Operating Trust.

d.Reflects the estimated gain on sale of 333 108th Avenue NE, which is reduced by the estimated transaction costs discussed above. The estimated gain is not included in the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2019 as it represents a non-recurring item that results directly from the transaction and will be included in the consolidated financial results of the Company within twelve months of the transaction.

Equity Commonwealth
Notes to Pro Forma Condensed Consolidated Statement of Operations
Year Ended December 31, 2019
(Unaudited)

(3) Historical Balances - Reflects the audited consolidated statement of operations of the Company as contained in its historical audited consolidated financial statements included in its Annual Report on Form 10-K as of and for the year ended December 31, 2019 previously filed with the SEC on February 13, 2020.

(4) Transaction - Represents the historical combined revenues and expenses of 333 108th Avenue NE for the year ended December 31, 2019 as if the disposition had occurred on January 1, 2019.

a.Reflects the allocation of results between the controlling interests and the noncontrolling interests based on the noncontrolling interests weighted average ownership of 0.04% of EQC Operating Trust for the year ended December 31, 2019.